Exhibit 10.7

CARRIER SERVICES AGREEMENT
SWITCHED SERVICE

THIS AGREEMENT by and between, APEXTALK Inc, a California Corporation with its principal place of business located at 637 Howard Street, San Francisco, CA 94105. (hereinafter referred to as "APEXTALK") which expression shall include its successors and permitted assigns and any affiliates and GYPO Media Ltd a BVI Company with its principal place of business located at 211F., New World Tower 1, 18 Queen's Road, Central, Hong Kong (hereinafter referred to as "Customer").

RECITALS

APEXTALK is in the business of providing wholesale international telecommunications services. Customer desires to purchase, and APEXTALK desires to sell to Customer, such services, in accordance with the terms and conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows.

ARTICLE 1
PROVISION OF SERVICES

1.1
Purchases and Sale of Services. Subject to the terms and conditions of this Agreement, Customer agrees to purchase from APEXTALK and APEXTALK agrees to sell to Customer, switched international telecommunications services to the points, at the rates, and under the terms and conditions set forth in Addendum "A" hereto ("Services").

1.2
Representations. APEXTALK represents to Customer that it will maintain during the terms of the Agreement all licenses, approvals and other authorizations necessary or appropriate to provide the Services under this Agreement.

1.3
Resale of Services. All Services provided under this Agreement are provided for resale to Customer's subscribers. Customer is solely responsible for billing and collection from its subscribers. Customer is solely responsible for obtaining and maintaining all licenses, approvals and other authorizations necessary or appropriate for the resale of Services to its subscribers. Customer represents to APEXTALK that it has and will maintain during the term of this Agreement all such licenses, approvals and authorizations.

1.4
Customer Pays to Connect. Customer will be responsible for all connection and other expenses, and will provide, operate, and maintain transmission facilities required to link its domestic telephone network with APEXTALK's international gateway switch.

ARTICLE 2
TERM AND TERMINATION

2.1
Term. This Agreement shall commence on April 1st 2008 (the "Effective Date") and shall continue for one (1) year from the Effective Date or until the date listed on Addendum "A", whichever is longer. This Agreement shall automatically continue beyond the Termination Date on a month-tomonth basis unless terminated by either party upon thirty (30) days prior written notice or otherwise terminated in accordance with the terms of this Agreement. APEXTALK has the right to terminate at any time upon 30 days written notice, or as otherwise provided herein.

2.2
Termination. This Agreement shall terminate prior to the expiration of its then-current term upon the happening of any of the following events upon the election of the non-breaching party as to 2.2.1, 2.2.2, 2.2.3, 2.2.4, 2.2.7 and 2.2.8, or by the terms of 2.2.5, 2.2.6 and 2.2.9.

2.2.1	A material breach of this Agreement by either party or the breaching party fails to cure the breach within ten (10) calendar days after notice of the breach from the non-breaching party.

2.2.2
Notwithstanding the foregoing Section 2.2.1, a failure by Customer to pay any amounts due to APEXTALK under this Agreement after two (2) days from the due date, upon notice of nonpayment from APEXTALK and failure of Customer to pay the amount due within 24 hours, will have the result that APEXTALK may, upon 24 hours advance notice in writing to the Customer via either courier, email or facsimile transmission, and without incurring any liability, discontinue the furnishing of service to the Customer.

2.2.3
Either party ceases doing business as a going concern, makes and assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, seeks reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar arrangement under any statute, law or regulation or consents to or acquiesces in the appointment of a trustee, receiver, or liquidator for all or any substantial part of its assets or properties, or its shareholders attempt to dissolve or liquidate.

2.2.4
A petition in bankruptcy is filed against either party or, without the party's consent or acquiescence, a trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties is appointed.

2.2.5
Immediately upon a determination by any governmental authority with jurisdiction over the parties that the provision of the Services under this Agreement is contrary to existing laws, rules or regulations.

2.2.6
Upon thirty (30) days prior written notice that, in the reasonable judgment of APEXTALK, the passage or adoption of any law, rule, or regulation will make it materially more expensive or difficult to provide the Services under this Agreement.

2.2.7
After thirty (30) days, if APEXTALK fails to provide the Services to Customer in accordance with industry standards, the Customer shall notify APEXTALK in writing of its concerns and allow a reasonable amount of time for APEXTALK to resolve such Service issues. If issues remain unresolved after an additional thirty (30) day period, the Customer may terminate the Agreement.

2.2.8	By the mutual consent of the parties.

2.3
Consequences of Expiration or Termination. Upon the expiration or termination of this Agreement for any reasons, APEXTALK shall immediately cease providing Services to Customer. All amounts due to APEXTALK from Customer shall become due and payable immediately upon such expiration or termination. In addition, the non-breaching party shall have any other rights as are available in law or equity. Notwithstanding the expiration or termination of this Agreement for any reason, the provisions of Articles 4, 5 and 6 shall continue to apply.

2.4
Right to Change Rate. APEXTALK shall have the right to modify the rates and conditions set forth in Addendum A and the other Addendums (price lists) at any time, but shall give the Customer at least Five (5) days prior notice. Customer may terminate service to the country affected by an increase (and that country only) of rate via written notice within five (5) working days. All other countries will remain governed by the terms of this Agreement and Addendum "A".

2.5	Termination Upon Illegal Use. If Customer uses the International Long Distance Service for any unlawful purpose or in any unlawful manner, APEXTALK may terminate this Agreement.

In the event this Agreement is terminated pursuant to Article 2, Customer shall receive a refund of any unused portion of its deposit based on final reconciliation of service through the termination date. APEXTALK shall be paid in full for its services through termination, and for any other funds due APEXTALK by the terms of this Agreement, before any refund is made.

ARTICLE 3 PAYMENT TERMS

3.1	Invoicing. APEXTALK shall invoice all Service charges, as set forth on Addendum "A", on a monthly basis . Payment is due within 14 days following receipt of invoice.

3.1.1
Invoices shall be provided by/on electronic mail or by fax or CD-ROM or computer floppy disk as indicated in Section 6.2, Notices, below, or as otherwise provided by customer with all necessary usage data to permit Customer to bill its subscribers.

3.1.2	Payment of each invoice shall be in U.S. currency by wire transfer to APEXTALK's account at its bank in accordance with instructions provided to Customer by APEXTALK, attached hereto as Addendum B.

3.2
Taxes. The prices in this agreement do not include any applicable federal, state, or local taxes. Unless Customer is exempt, Customer shall pay such taxes upon receipt of an itemized invoice. Such taxes, duties and charges shall be separately stated on the invoice and shall be paid directly to APEXTALK at the same time as all other charges set forth on the invoice. If Customer claims any exemption from such taxes, it shall provide APEXTALK with a valid tax exemption certificate or other evidence reasonable satisfactory to APEXTALK that Customer is not subject to such taxes, duties or charges.

3.3               Payment Security.

3.3.1
APEXTALK submits an invoice to customer each month, covering charges for the previous month. Customer shall make payment by (l) Cash or (2) Wire transfer to APEXTALK within 14 days. If payment is not received on or before the Due Date, APEXTALK will notify customer via fax. Customer will then have one additional day to wire transfer funds to APEXTALK. Should funds not be received by APEXTALK by due date, APEXTALK may terminate service to customer and recover any unpaid amounts from the LOC or repayment. Upon the expiration or termination of this Agreement for any reason, APEXTALK shall have the right to offset against the security any amounts owed to it by Customer whether or not such amounts are in dispute and shall remit the balance of any security promptly to Customer, without interest. Any disputed amounts shall be resolved in the manner set forth in Section 3.4 below.

3.3.2
Customer is solely responsible for establishing and collecting its charges for services it offers its customers/subscribers utilizing APEXTALK' s carrier network and for preparing and mailing invoices to its customers. Customer is responsible for payment of the total invoice amount from APEXTALK regardless of whether Customer is paid for those calls by its customers. All discounts, rebates or commissions paid to its agents or subscribers are the responsibility of the Customer.

3.4
Disputed Charges. If Customer in good faith disputes the amount or appropriateness of a charge included in an invoice from APEXTALK, customer shall pay the undisputed service in full amount upon due date. If not, APEXTALK has the right to terminate the services. A difference of less than 2% in traffic minutes is regarded as acceptable and is not subject to disputing. Customer shall notify APEXTALK in writing and provide supporting documentation establishing such claim. Short calls are deemed to be completed calls and are not subject to dispute. Short calls are calls that are less than thirty (30) seconds in length. Such documentation supporting disputed charges shall include a detailed analysis showing the difference between the specific invoice amount and the Customer's specific asserted amount. A summary of the disputed charges will not be accepted. Customer shall further provide all information reasonably requested by APEXTALK including, but not limited to, CDR's to resolve the dispute. Such notification shall not relieve Customer of the obligation to make all payments, including the amounts disputed, by the due date as set forth in this Agreement. Any resolutions made by APEXTALK in favor of Customer will be credited to Customer's next invoice. Failure to contest a charge within thirty (30) days of the date of the invoice shall create an irrefutable presumption of' the correctness of the charge. APEXTALK will exercise reasonable due diligence in the review and remedy to cure all disputes within thirty (30) days of receipt of said written notification. Any amounts determined to be in error will be credited against the next month's invoice. In the event that the dispute cannot be resolved within thirty (30) days of submission either party may call for arbitration in accordance with paragraph 6.6 below.

3.5	Billing Increments. All traffic shall be billed with 6/6 second increment, accumulated and rounded up to the nearest minute.

3.6
Other Rates and Charges. APEXTALK shall terminate all traffic delivered to its switch by Customer for the destination listed on Addendum "A". Any international cellular exchange or termination point that is not included on Addendum "A" that is sent to APEXTALK by Customer and which APEXTALK is able to terminate, shall be invoiced at a commercially reasonable rate. Customer shall not run intrastate traffic through APEXTALK's switch. Customer shall also be responsible for payment of local loop access facility charges pursuant to Section 1.4 above. Such charges shall be invoiced one month in advance of the installation of such facilities and on a monthly basis thereafter, regardless of whether service is initiated, if such charges, contrary to Section 1.4 above, are billed through APEXTALK

ARTICLE 4
LIABILITY

4.1
Service Interruptions and Outages. APEXTALK shall not be liable for interruptions or outages in the provision of Services to Customer caused by or resulting from any act of God, flood, earthquake, storm, lightning, fire, epidemic, war, outbreak of hostilities (whether or not war is declared), riot, strikes or other labor unrest, civil disturbance, sabotage, mechanical failures, fiber or cable cut accidents, defects in transmission, expropriation by governmental authorities, interruptions by regulatory or judicial authorities or other acts or events that are outside the reasonable control of APEXTALK In the event of interruptions or outages of Services as a result of mechanical failures, fiber or cable cut, accidents, defects in transmission or interruptions by regulatory or judicial authorities that are caused by the acts or omissions of APEXTALK or its representatives. APEXTALK's liability shall be limited to a reduction of Customer's monthly minimum requirement or any other recurring charge pro rata of the number of days of interruption or outages of Services during such month.

4.2
Damages. In no event will APEXTALK be liable, for indirect, consequential special, incidental or punitive damages, lost profits, lost revenue, loss of Customers goodwill or loss of an opportunity of any kind whatsoever. Customer shall indemnify APEXTALK and hold it harmless from any costs, expenses, attorney's fees or any liability whatsoever incurred because of a claim made against APEXTALK by Customer of any of its customers/subscribers for which it is not liable under the terms of this Agreement.

4.3	Limited Warranty. APEXTALK WARRANTS TO CUSTOMER ONLY THAT IT WELL PROVIDE THE SAME QUALITY OF LONG DISTANCE SERVICE IT PROVIDES TO ITS OTHER CUSTOMERS

4.4
Fraudulent Calls. APEXTALK shall not be liable for any fraudulent calls processed by APEXTALK and billed to Customer's account. APEXTALK shall notify Customer promptly of any fraudulent calling of which APEXTALK has actual knowledge, it being understood that APEXTALK is under no obligation to investigate the authenticity of calls charged to Customer's account.

ARTICLE 5
CONFIDENTIALITY

5.1
Confidentiality. During the term of this Agreement, the parties may disclose to each other certain proprietary and/or confidential information. The parties desire to assure the confidential and proprietary status of any such information which may be disclosed to each other, and therefore for themselves, their subsidiaries and affiliates, agree as follows:

5.1.1
All non-public information disclosed shall be deemed to be confidential and proprietary. All information contained in this Agreement, including Addendum "A" hereto, as well as all traffic volume and distribution information and rate information of APEXTALK given to or learned by Customer in connection with this Agreement shall be considered "Proprietary Information" without further act of either party.

5.1.2
Each party agrees to use the Proprietary Information received from the other party only for the purpose of this Agreement and shall not reproduce it in any form or orally communicate it except as required to accomplish the intent of this Agreement.

5.1.3
The receiving party shall provide at a minimum the same care to avoid disclosure or unauthorized use of the Propriety Information as it provides to protect its own proprietary information. It is agreed that all Proprietary Information shall be retained by the receiving party in a secure place with access limited to only such of the receiving party's employees or agents who need to know such information for purposes of this Agreement

5.1.4
All Proprietary Information shall remain the property of the disclosing party, shall be used by the receiving party only for the purpose intended and shall be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon the request of the disclosing party, and, in any event, upon termination of this Agreement.

5.1.5
Each party agrees not to reveal the terms of this Agreement to any third party except as contemplated by this Agreement or unless required by law, provided that any written information describing the relationship of the parties that one party desires or is obligated to disclose shall first be disclosed to the other party which shall have an opportunity to object to such disclosure.

5.2
Use of Name. Each party agrees that, without the other party's written consent, it will not use the name, service marks or trademarks of the other party or of any of its affiliated companies in any advertising publicity releases or sales presentations. Neither party shall take any action that will in any manner compromise the other party's registered trademarks or service marks.

5.3
Remedies for Breach. The parties agree that a breach or threatened breach of the terms of this Article 5 may result in irreparable injury to the non-breaching party for which a remedy in damages would be inadequate. The parties agree that in the event of such breach or threatened breach, the non-breaching party shall be entitled to seek an injunction to prevent the breach or threatened breach, and the breaching party hereby waives any defense that an adequate remedy in law exists and acknowledges that such a breach or threatened breach would result in irreparable injury to the non-breaching party. Customer hereby agrees to indemnify APEXTALK and hold it harmless from all costs, expenses and attorneys fees resulting from Customer's breach of Article 5.

ARTICLE 6
MISCELLANEOUS

6.1
Miscellaneous. This Agreement which includes Addendum "A", (a) constitutes the entire agreement of the parties and supersedes all previous agreements or understandings, whether oral or written; (b) may not be amended or modified except by a written instrument signed by all parties; (c) is binding upon and will inure to the benefit of the parties and their respective successors, and permitted assigns; (d) may not be assigned without the prior written consent of the other party, and (e) may be executed in duplicate originals

6.2
Notices. Any notices, consents or other communications required or permitted under this Agreement must be in writing and executed by the party giving the notice or its authorized representative. Any such notice or communication must he given, and will be deemed to have been duly given, if either (a) hand delivered by independent courier, or (b) mailed by U.S. first class mail, postage prepaid, certified or registered, or (c) via facsimile with return receipt confirmation, in either case to the following addresses and/or facsimile numbers:

GYPO Media Ltd 21/F., New World Tower 1, 18 Queen's Road, Central, Hong Kong Telephone Number Facsimile Number: Attn: Benny Ng	APEXTLAK, Inc. 637 Howard Street, San Francisco, CA 94105 Telephone Number: 888-228-2829 Facsimile Number: 415-777-3646 Attn: George Ma Georgema@apextalk.corn

Any notice given in the manner set forth in this section shall be deemed delivered, (i) at the time of the actual delivery if delivered by hand, via facsimile, by courier, or via Email or (ii) five (5) days after mailing, if mailed. Any party may change its address for the giving of notices by notifying the other party of the change in the manner set forth in this section. Any such change of address shall not be effective until five (5) days after receipt of the notice by the other party, as determined under this section.

6.3
Waiver. The failure of any party to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy, and the waiver of any violation or breach of this Agreement by a party shall not constitute a waiver of any prior or subsequent violation or breach. No waiver under this Agreement shall be valid unless in writing and executed by the waiving party,

6.4
Severability. If any provision of this Agreement is determined by a court or other government authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

6.5	Headings. The headings used in this Agreement are included for the convenience of the parties for reference purposes only and are not to he used in construing or interpreting this Agreement.

6.6
Governing Law and Expedited Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to choice of law principles. Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration through the American Arbitration Association ("AAA") in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and procedures ("Undisputed Rules"), as amended by this Agreement. The costs of arbitration, including the fee of the arbitrator, shall be shared equally by the Parties unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that this provision and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act. 9 U.S.C. 116 et seq. ("USAA"), the provisions of this Agreement, and the ABA AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post award proceedings shall be governed by the USAA. Any such arbitration or enforcement shall take place in California, or such other place mutually agreed by the parities, or through the federal or state courts located therein.

6.7	Relationship. Nothing in this Agreement shall be deemed to create a partnership, joint venture or any relationship other than a Vendor-Customer relationship.

6.8
Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. APEXTALK may also assign this Agreement at any time to any person or entity affiliated with, controlled by, or under common control with APEXTALK.

6.9
Indemnification. Customer agrees to defend, hold harmless and indemnify APEXTALK from and against all claims, demands, actions, causes of action, judgments, costs, attorney's fees and expenses of any kind or nature for bodily injury, death, property damage, goodwill, or other damages of any kind incurred by Customer, its employees, or third parties arising under this Agreement due to Customer's negligence or willful misconduct.

6.10
Non-Circumvention. During the term and for a period of twelve (12) months after its termination, the Customer agrees that it will not intentionally circumvent or bypass APEXTALK, directly or indirectly, with the intent of establishing similar Service with APEXTALK 's service provider(s)/carriers for the international terminations as defined in Addendum "A" of this Agreement. Similarly during the term of this agreement and for a period of twelve (12) months after its termination, APEXTALK agrees that it will not intentionally circumvent or bypass Customer directly or indirectly, with the intention of establishing similar Service with Customer's customers for the international terminations as defined in Addendum "A" of this agreement. It is further agreed that any violation or threatened violation of this paragraph would likely cause immediate and irreparable harm to APEXTALK/Customer and, in such event, an injunction against such violation may be entered against it in addition to any other remedy available to APEXTALK/Customer.

6.11
Customer not an Agent. Neither party is authorized to act as an agent for, or legal representative of, the other party and neither party shall have authority to assume or create any obligation on behalf of, in the name of, or binding upon the other party. Customer shall not represent or intimate that APEXTALK is responsible for the type or quality of Customer's services to its customers.

6.12
No Verbal Amendment. This Agreement may not be amended except by an instrument in writing, executed by the parties. No modification or amendment hereto shall be effected by the acknowledgment or acceptance by either party of any customer order, sales acknowledgment or other similar form from the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Customer Company name	APEXTALK,
By: /s/ Benny Ng	By:
Print: Benny Ng	Print: George Ma
Title: VP - Wholesale	Title:

Date: 4/1/08	Date:

APEXTALK, Inc.

ADDENDUM "A"

Start Date of Service:

End Date of Service:

Country	Minutes Per Month	Rate Per Minute
KOREA FIXED (62)		0.0145

APEXTALK, Inc.

ADDENDUM "B"

APEXTALK Inc. Bank Information
Account Name	APEXTALK, Inc.
Account Number	63648588
ABA#	321070450
Swift Code	UCHHUS6S
Bank Name	United Commercial Bank , Oakland Branch
Bank Address	Oakland, CA 95110, USA
Bank Telephone	(510) 283-1888
Bank Fax	(510) 283-1679